Exhibit 99.1

Press Release

May 14, 2018	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615
Rexnord Reports Q4 FY18 Financial Results and Initiates FY19 Operating Outlook; Plans to Divest VAG
Call scheduled for Tuesday, May 15, 2018 at 8:00 a.m. Eastern Time
MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)
Fourth Quarter Highlights

•	Net sales were $575 million and up 14% year over year (+7% core sales(1), +4% acquisitions, +3% foreign currency translation).

•
Net loss(2) was $68 million, including a $111 million goodwill impairment charge related to the anticipated divestiture of our VAG operations, (diluted loss per share of $0.65), compared with net income of $22 million (diluted EPS of $0.21) in the year-ago quarter.

•	Adjusted EPS(1) was $0.42, compared with $0.35 in the year-ago quarter.

•	Adjusted EBITDA(1) was $111 million (19.3% of net sales), compared with $98 million (19.5% of sales) in last year's fourth quarter.

•	Completed the Centa Power Transmission acquisition in our Process & Motion Control platform.
Fiscal 2018 Highlights

•
Net sales were $2.066 billion for fiscal 2018 and up 8% year over year (+5% core sales, +2% acquisitions, +2% foreign currency translation, -1% impact from the Rodney Hunt Fontaine (“RHF”) product line exit).

•	Net income(2) was $53 million (diluted EPS of $0.50), compared with $67 million (diluted EPS of $0.64) in the prior year.

•	Adjusted EPS(1) was $1.39, compared with $1.32 in the prior year.

•	Adjusted EBITDA(1) of $390 million (18.9% of net sales), compared with $347 million (18.1% of net sales) in the prior year.

•	Free cash flow(1) was $188 million.

•	Net debt leverage of 2.7x at March 31, 2018.
Todd A. Adams, President and Chief Executive Officer, commented, “Our fourth-quarter results were slightly ahead of our expectations and punctuated the important progress we made during the year with our strategic initiatives around product innovation, core growth, and structural cost reductions. Our operating cash flow has accelerated as we expected, and our financial leverage has continued to decline. We successfully completed our first round of Supply Chain Optimization and Footprint Repositioning (“SCOFR”) initiatives in fiscal 2018 and have launched the next wave of SCOFR actions that we estimate will deliver approximately $15 million of annualized structural cost reduction once completed in our fiscal 2020. Looking into our fiscal 2019, we see a favorable demand environment and expect ongoing contributions from our commercial and operational excellence initiatives. We believe that we are well positioned to continue to drive solid growth, improved profitability and higher levels of free cash flow given the trajectory of our organic growth initiatives along with our relentless focus on operational excellence. We have a high degree of confidence in our ability to favorably manage in an inflationary environment, underpinned by the competitive advantages of our business model and deployment of the Rexnord Business System.
“Our Process & Motion Control platform delivered another quarter of six percent core revenue growth and margin expansion. We continue to experience growing demand from OEMs and end users, and have seen improved activity in our domestic industrial distribution channels. The integration of Centa Power Transmission is well under way, and the deployment of RBS reinforces our confidence that we can capture the significant opportunities that Centa presents for margin expansion and value

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)	Net Income reflects net income attributable to Rexnord common stockholders.

creation. As we look forward, we expect fiscal 2019 to mark significant progress with our digital enterprise strategy as we leverage our DiRXN (pronounced “Direction”) digital customer productivity platform and broaden our offering of digitally-connected products.”
    "In our Water Management platform, core growth accelerated to eight percent as Zurn gained momentum and VAG also delivered high-single-digit core growth in its water and wastewater infrastructure markets. Going forward, we plan to focus and build our Water Management platform around our Zurn specification-grade commercial plumbing products and anticipate divesting our non-strategic VAG operations that serve global water and wastewater infrastructure end markets. In our fiscal 2018, Zurn delivered revenue of $610 million with 4% core growth and an adjusted EBITDA margin at 25%. Looking into our fiscal 2019, we expect our RBS-driven innovation, market expansion, and productivity initiatives to generate year-over-year margin expansion and above-market core growth in our Water Management platform.”

Fiscal 2019 Outlook
Adams continued, “Our initial outlook for fiscal 2019 is based on our assumption of mid-single-digit core growth for the full year. We expect to fully offset materials cost inflation while we deliver incremental savings from our structural cost reduction programs and solid operating leverage on our sales growth, partially offset by investments to accelerate our innovation and growth. We expect our GAAP net income(2) to be in a range of $129 million to $143 million, our Adjusted EBITDA(1) to be in a range of $420 million to $440 million, and our free cash flow(1) to exceed net income. Please note that our fiscal 2019 outlook excludes VAG as we anticipate reporting VAG within Discontinued Operations beginning with our first quarter of fiscal 2019.”
Fourth Quarter Fiscal 2018 Segment Highlights

Process & Motion Control
Process & Motion Control ("PMC") net sales increased 15% year over year to $361 million in the fourth quarter of fiscal 2018 as core sales increased 6% year over year, the acquisition of Centa contributed 5% to growth and foreign currency translation added 4%. The increase in core sales is the result of favorable demand trends across the majority of PMC's served end markets.

PMC income from operations for the fourth quarter of fiscal 2018 was $61 million or 16.9% of net sales. Income from operations as a percentage of net sales increased year over year by 300 basis points primarily due to the core sales increase, RBS-led productivity gains and benefits from footprint repositioning actions and lower restructuring-related expenses year over year, partially offset by higher incentive compensation accruals and incremental investments in our innovation and market expansion initiatives.

PMC Adjusted EBITDA(1) in the fourth quarter was $86 million and Adjusted EBITDA as a percentage of sales increased by 150 basis points year over year to 23.8%.

Water Management
Water Management net sales increased by 13% year over year to $215 million in the fourth quarter of fiscal 2018. Core net sales increased 8% year over year, excluding a 2% contribution from the World Dryer acquisition and a 3% favorable impact from foreign currency translation. Growth rates were similar in our nonresidential construction and water and wastewater infrastructure end markets.

Water Management reported a loss from operations in the fourth quarter of $89 million that includes a $111 million goodwill impairment charge associated with the anticipated divestiture of our VAG operations. Operating income as a percentage of net sales decreased year over year as the benefit from core sales volume growth was more than offset by the impairment charge, adverse mix in project shipments to our water and water infrastructure markets, higher incentive compensation accruals, and incremental investments in our innovation and market expansion initiatives.

Water Management Adjusted EBITDA(1) in the fourth quarter was $35 million and Adjusted EBITDA as a percentage of sales decreased by 170 basis points year over year to 16.3%.

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)
Our guidance for GAAP net income is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for the periods noted above. Our actual net income may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions (such as the Centa, World Dryer and Cambridge acquisitions), divestitures (such as the RHF product line exit) and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar charges, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of acquisition-related fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. For the purpose of calculating the ultimate impact of our mandatory convertible preferred stock, we show the impact to our adjusted earnings per share by excluding the mandatory convertible preferred stock dividend and using the “if-converted” method of share dilution. This provides insight into how our diluted shares will be affected after these preferred shares are converted to common shares. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. All references to Net Income and EPS within this earnings release refer to net income attributable to Rexnord common stockholders and net income per diluted share attributable to Rexnord common stockholders, respectively.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations (as it relates to our two reportable segments, we adjust from income from operations because “non-operating” expenses such as interest and income taxes are not allocated to our segments and therefore net income is not presented at the segment level) or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 8,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.
Conference Call Details
Rexnord will hold a conference call on Tuesday, May 15, 2018 at 8:00 a.m. Eastern Time to discuss its fiscal 2018 fourth quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-771-4371

International toll #: 847-585-4405

Access Code: 4690 5789

A live webcast of the call will also be available on the Company’s investor relations website. Please go to the website (investors.rexnordcorporation.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:30 a.m. Eastern Time, May 15, 2018 until 11:59 p.m. Eastern Time, May 22, 2018. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international). The passcode for the replay is: 4690 5789#. The replay will also be available as a webcast on the Company’s investor relations website.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2018 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Consolidated Statements of Operations
(in Millions, except share and per share amounts) (Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net sales	$575.2	$503.6	$2,066.0	$1,918.2
Cost of sales	365.5	328.0	1,309.1	1,250.2
Gross profit	209.7	175.6	756.9	668.0
Selling, general and administrative expenses	122.9	100.1	449.5	413.2
Restructuring and other similar charges	7.2	9.9	18.8	31.6
Actuarial gain on pension and postretirement benefit obligations	(3.3)	(2.6)	(3.3)	(2.6)
Amortization of intangible assets	8.8	8.4	33.6	42.1
Goodwill impairment	111.2	—	111.2	—
(Loss) income from operations	(37.1)	59.8	147.1	183.7
Non-operating expense:
Interest expense, net	(16.7)	(19.3)	(75.6)	(88.7)
Loss on the extinguishment of debt	—	—	(11.9)	(7.8)
Other expense, net	(0.6)	(1.9)	(3.1)	(5.2)
(Loss) income from operations before income taxes	(54.4)	38.6	56.5	82.0
Provision (benefit) for income taxes	7.5	11.2	(19.5)	7.9
Net (loss) income	(61.9)	27.4	76.0	74.1
Non-controlling interest income	0.1	—	0.1	—
Net (loss) income attributable to Rexnord	(62.0)	27.4	75.9	74.1
Dividends on preferred stock	(5.8)	(5.8)	(23.2)	(7.3)
Net (loss) income attributable to Rexnord common stockholders	$(67.8)	$21.6	$52.7	$66.8

Basic net (loss) income per share attributable to Rexnord common stockholders:
Net (loss) income	$(0.65)	$0.21	$0.51	$0.65
Diluted (loss) income per share attributable to Rexnord common stockholders:
Net (loss) income	$(0.65)	$0.21	$0.50	$0.64
Weighted-average number of shares outstanding (in thousands):
Basic	104,094	103,482	103,889	102,753
Effect of dilutive stock options	—	1,486	2,110	2,031
Diluted	104,094	104,968	105,999	104,784

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fourth Quarter and Fiscal Year
(in Millions, except share and per share amounts) (Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
Adjusted EBITDA	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net (loss) income attributable to Rexnord common stockholders	$(67.8)	$21.6	$52.7	$66.8
Dividends on preferred stock	5.8	5.8	23.2	7.3
Non-controlling interest income	0.1	—	0.1	—
Income tax provision (benefit)	7.5	11.2	(19.5)	7.9
Other expense, net (1)	0.6	1.9	3.1	5.2
Loss on the extinguishment of debt	—	—	11.9	7.8
Interest expense, net	16.7	19.3	75.6	88.7
(Loss) income from operations	(37.1)	59.8	147.1	183.7

Adjustments
Depreciation and amortization	24.4	26.3	89.7	105.4
Actuarial gain on pension and postretirement benefit obligations	(3.3)	(2.6)	(3.3)	(2.6)
Goodwill impairment	111.2	—	111.2	—
Restructuring and other similar charges	7.2	9.9	18.8	31.6
Acquisition-related fair value adjustment	0.9	—	1.8	4.3
Stock-based compensation expense	4.6	3.6	20.5	13.4
Impact of RHF product line exit (2)	—	2.7	—	12.2
Last-in first-out inventory adjustments	2.6	(2.1)	3.3	(2.3)
Other, net (1)	0.5	0.4	0.9	0.8
Subtotal of adjustments	148.1	38.2	242.9	162.8
Adjusted EBITDA	$111.0	$98.0	$390.0	$346.5

	Fourth Quarter Ended		Fiscal Year Ended
Adjusted Net (Loss) Income and Earnings Per Share	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net (loss) income attributable to Rexnord common stockholders	$(67.8)	$21.6	$52.7	$66.8
Non-controlling interest income	0.1	—	0.1	—
Actuarial gain on pension and postretirement benefit obligations	(3.3)	(2.6)	(3.3)	(2.6)
Supply chain optimization and footprint repositioning initiatives (3)	1.3	4.4	2.3	9.6
Impact of RHF product line exit (2)	—	2.7	—	12.7
Loss on the extinguishment of debt	—	—	11.9	7.8
Restructuring and other similar charges	7.2	9.9	18.8	31.6
Acquisition-related fair value adjustment	0.9	—	1.8	4.3
Amortization of intangible assets	8.8	8.4	33.6	42.1
Other, net (1)	1.1	2.3	4.0	6.0
Dividends on preferred stock	5.8	5.8	—	7.3
Goodwill impairment	111.2	—	111.2	—
Non-recurring U.S. tax reform adjustment	(7.8)	—	(62.6)	—
Tax effect on above items	(5.8)	(9.3)	(23.3)	(39.3)
Adjusted net income	$51.7	$43.2	$147.2	$146.3

GAAP diluted net (loss) income per share attributable to Rexnord common stockholders	$(0.65)	$0.21	$0.50	$0.64
Adjusted earnings per share - diluted	$0.42	$0.35	$1.39	$1.32

Weighted-average number of shares outstanding (in thousands)
GAAP diluted weighted-average shares	106,697	104,968	105,999	104,784
Adjustment for assumed conversion of preferred stock into common stock	15,979	18,009	—	5,833
Adjusted diluted weighted-average shares	122,676	122,977	105,999	110,617

(1)
Includes the impact of foreign currency transactions, sale of long-lived assets, and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the fiscal year ended March 31, 2018.

(2)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform. The operating loss (excluding restructuring and other similar charges) is not included in Adjusted EBITDA in accordance with our credit agreement. Further, to enhance comparability between historical periods, the pre-tax loss of the RHF product line exit has also been excluded from our Adjusted earnings per share.

(3)	Represents accelerated depreciation and other non-cash expenses associated with our strategic supply chain optimization and footprint repositioning initiatives.

	Fourth Quarter Ended
	March 31, 2018			March 31, 2017
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Income (loss) from operations	$60.9	$(88.9)	$(9.1)	$43.6	$22.0	$(5.8)
Operating margin	16.9%	(41.4)%		13.9%	11.6%

Actuarial gain on pension and postretirement benefit obligations	—	—	(3.3)	—	—	(2.6)
Goodwill impairment	—	111.2	—	—	—	—
Depreciation and amortization	15.6	8.8	—	18.1	8.2	—
Restructuring and other similar charges	5.6	1.6	—	8.8	1.1	—
Acquisition-related fair value adjustment	0.9	—	—	—	—	—
Stock-based compensation expense	1.1	0.7	2.8	0.6	0.7	2.3
Impact of RHF product line exit (1)	—	—	—	—	2.7	—
Last-in first-out inventory adjustments	1.1	1.5	—	(1.2)	(0.9)	—
Other, net	0.5	—	—	0.1	0.3	—
Adjusted EBITDA	$85.7	$34.9	$(9.6)	$70.0	$34.1	$(6.1)
Adjusted EBITDA margin (2)	23.8%	16.3%		22.3%	18.0%

	Fiscal Year Ended
	March 31, 2018			March 31, 2017
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Income (loss) from operations	193.8	(3.0)	(43.7)	134.9	85.1	(36.3)
Operating margin	15.6%	(0.4)%		11.9%	10.9%

Actuarial gain on pension and postretirement benefit obligations	—	—	(3.3)	—	—	(2.6)
Goodwill impairment	—	111.2	—	—	—	—
Depreciation and amortization	56.0	33.7	—	69.9	35.5	—
Restructuring and other similar charges	13.3	5.5	—	23.4	8.2	—
Acquisition-related fair value adjustment	0.9	0.9	—	4.3	—	—
Stock-based compensation expense	5.0	3.5	12.0	3.1	2.1	8.2
Impact of RHF product line exit (1)	—	—	—	—	12.2	—
Last-in first-out inventory adjustments	1.4	1.9	—	(0.7)	(1.6)	—
Other, net	0.9	—	—	0.5	0.3	—
Adjusted EBITDA	$271.3	$153.7	$(35.0)	$235.4	$141.8	$(30.7)
Adjusted EBITDA margin (2)	21.9%	18.6%		20.7%	18.4%

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform. The operating loss (excluding restructuring and other similar charges) is not included in Adjusted EBITDA in accordance with our credit agreement.

(2)
Calculation of Adjusted EBITDA margin for our Water Management platform excludes sales associated with the RHF product line. See reconciliation included within the supplemental data for additional details.

	Fiscal Year Ended
	March 31, 2018	March 31, 2017
Cash provided by operating activities	$228.5	$195.1
Expenditures for property, plant and equipment	(40.7)	(54.5)
Free cash flow	$187.8	$140.6

Fiscal 2019 Earnings Outlook Reconciliation (1)	Earnings Guidance for
the Fiscal Year Ending
March 31, 2019
Net income attributable to Rexnord common stockholders	$129 million to $143 million
Dividends on preferred stock	23
Provision for income taxes	68
Interest expense, net	73
Depreciation and amortization	90
Restructuring and other similar charges	15
Stock-based compensation expense	25
Adjusted EBITDA	$420 million to $440 million

(1)
Our outlook is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for our fiscal year 2019. Our actual results may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Rexnord Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(in Millions) (Unaudited)

	Twelve Months Ended
	March 31, 2018	March 31, 2017
Net income attributable to Rexnord	$75.9	$74.1
Other comprehensive income (loss):
Foreign currency translation adjustments	57.1	(12.8)
Unrealized income on interest rate derivatives, net of tax	5.8	7.4
Change in pension and other postretirement defined benefit plans, net of tax	—	7.4
Other comprehensive income, net of tax	62.9	2.0
Non-controlling interest income	0.1	—
Total comprehensive income	$138.9	$76.1

Rexnord Corporation and Subsidiaries
Consolidated Balance Sheets
(in Millions, except share amounts) (Unaudited)

	March 31, 2018	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$217.6	$490.1
Receivables, net	373.2	322.9
Inventories	344.8	314.9
Income tax receivable	19.1	10.9
Other current assets	43.0	39.3
Total current assets	997.7	1,178.1
Property, plant and equipment, net	456.4	400.9
Intangible assets, net	577.5	558.6
Goodwill	1,276.1	1,318.2
Other assets	116.0	83.5
Total assets	$3,423.7	$3,539.3
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$3.9	$16.5
Trade payables	226.0	197.8
Compensation and benefits	70.0	54.3
Current portion of pension and postretirement benefit obligations	4.5	4.3
Other current liabilities	149.8	127.4
Total current liabilities	454.2	400.3

Long-term debt	1,352.1	1,606.2
Pension and postretirement benefit obligations	169.2	174.4
Deferred income taxes	156.6	208.8
Other liabilities	78.8	79.0
Total liabilities	2,210.9	2,468.7

Stockholders' equity:
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 104,179,037 at March 31, 2018 and 103,600,540 at March 31, 2017	1.0	1.0
Preferred stock, $0.01 par value; 10,000,000 shares authorized; shares of 5.75% Series A Mandatory Convertible Preferred Stock issued and outstanding: 402,500 at March 31, 2018 and 2017	0.0	—
Additional paid-in capital	1,277.8	1,262.1
Retained earnings (deficit)	8.0	(55.5)
Accumulated other comprehensive loss	(74.1)	(137.0)
Total Rexnord stockholders' equity	1,212.7	1,070.6
Non-controlling interest	0.1	—
Total stockholders' equity	1,212.8	1,070.6
Total liabilities and stockholders' equity	$3,423.7	$3,539.3

Rexnord Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in Millions) (Unaudited)

	Year Ended
	March 31, 2018	March 31, 2017
Operating activities
Net income	$76.0	$74.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	56.1	63.3
Amortization of intangible assets	33.6	42.1
Amortization of deferred financing costs	1.9	2.4
Non-cash goodwill impairment	111.2	—
Non-cash asset impairment	0.8	1.5
Loss on dispositions of property, plant and equipment	0.9	0.2
Deferred income taxes	(77.5)	(18.4)
Actuarial gain on pension and post retirement benefit obligations	(3.3)	(2.6)
Other non-cash charges (credits)	2.3	(1.0)
Loss on extinguishment of debt	11.9	7.8
Stock-based compensation expense	20.5	13.4
Changes in operating assets and liabilities:
Receivables	(31.0)	(5.8)
Inventories	11.5	22.5
Other assets	(16.6)	(9.2)
Accounts payable	13.0	(5.3)
Accruals and other	17.2	10.1
Cash provided by operating activities	228.5	195.1

Investing activities
Expenditures for property, plant and equipment	(40.7)	(54.5)
Acquisitions, net of cash acquired	(173.6)	(213.7)
Proceeds from dispositions of property, plant and equipment	5.5	4.2
Cash used for investing activities	(208.8)	(264.0)

Financing activities
Proceeds from borrowings of debt	1,529.8	1,590.3
Repayments of long-term debt	(1,791.9)	(1,885.8)
Proceeds from borrowings of short-term debt	—	16.1
Repayments of short-term debt	(24.3)	(19.5)
Payment of debt issuance costs	(11.0)	(11.8)
Deferred acquisition payment	—	(5.7)
Proceeds from issuance of preferred stock, net of direct offering costs	—	389.7
Payment of preferred stock dividends	(23.2)	(4.4)
Proceeds from financing lease obligations	5.8	—
Proceeds from exercise of stock options	6.0	11.0
Cash (used for) provided by financing activities	(308.8)	79.9
Effect of exchange rate changes on cash, cash equivalents and restricted cash	16.6	(5.5)
(Decrease) increase in cash, cash equivalents and restricted cash	(272.5)	5.5
Cash, cash equivalents and restricted cash at beginning of period	490.1	484.6
Cash, cash equivalents and restricted cash at end of period	$217.6	$490.1

Rexnord Corporation and Subsidiaries
Supplemental Pro forma(1) Data (in Millions) (Unaudited)
Fiscal 2018 and Fiscal 2017 Quarterly Results

	Fiscal 2018
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$287.7	$300.4	$292.5	$360.6	$1,241.2
Water Management	200.0	210.4	199.8	214.6	824.8
Total	$487.7	$510.8	$492.3	$575.2	$2,066.0

Sales growth
Core growth	3%	4%	6%	7%	5%
Currency translation	(1)%	1%	2%	3%	2%
Acquisition/divestiture	1%	(1)%	1%	4%	1%
Reported growth	3%	4%	9%	14%	8%

Adjusted EBITDA
Process & Motion Control	$57.5	$62.2	$65.9	$85.7	$271.3
Water Management	37.2	44.4	37.2	34.9	153.7
Corporate	(8.7)	(8.5)	(8.2)	(9.6)	(35.0)
Total	$86.0	$98.1	$94.9	$111.0	$390.0

Adjusted EBITDA %
Process & Motion Control	20.0%	20.7%	22.5%	23.8%	21.9%
Water Management	18.6%	21.1%	18.6%	16.3%	18.6%
Total (including Corporate)	17.6%	19.2%	19.3%	19.3%	18.9%

Depreciation & amortization of intangible assets
Process & Motion Control	$14.4	$13.0	$13.0	$15.6	$56.0
Water Management	8.1	8.1	8.7	8.8	33.7
Total	$22.5	$21.1	$21.7	$24.4	$89.7

	Fiscal 2017
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$263.7	$286.9	$270.3	$313.8	$1,134.7
Water Management, as adjusted (1)	201.6	198.6	179.1	189.5	768.8
Total, as adjusted (1)	465.3	485.5	449.4	503.3	1,903.5

Sales growth
Core growth	(1)%	(2)%	(5)%	—%	(2)%
Currency translation	(1)%	—%	(1)%	—%	(1)%
Acquisition/divestiture	(1)%	3%	4%	2%	3%
Reported growth	(3)%	1%	(2)%	2%	—%

Adjusted EBITDA
Process & Motion Control	$49.0	$60.7	$55.7	$70.0	$235.4
Water Management	38.3	37.9	31.5	34.1	141.8
Corporate	(8.3)	(8.3)	(8.0)	(6.1)	(30.7)
Total	$79.0	$90.3	$79.2	$98.0	$346.5

Adjusted EBITDA %
Process & Motion Control	18.6%	21.2%	20.6%	22.3%	20.7%
Water Management	19.0%	19.1%	17.6%	18.0%	18.4%
Total (including Corporate)	17.0%	18.6%	17.6%	19.5%	18.2%

Depreciation & amortization of intangible assets
Process & Motion Control	$19.3	$15.5	$17.0	$18.1	$69.9
Water Management, as adjusted (1) (2)	9.4	8.6	8.8	8.2	35.0
Total, as adjusted (1) (2)	$28.7	$24.1	$25.8	$26.3	$104.9

(1)
During the fourth quarter of fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform. To improve the comparability of historical and prospective financial information, this supplementary schedule presents pro forma Water Management and consolidated financial information that has been adjusted to exclude the RHF product line. Refer to the "Reconciliation of GAAP to Non-GAAP Financial Measures" schedules below.

(2)	Water Management depreciation and amortization includes depreciation associated with RHF of $0.3 million and $0.2 million, in the first and second quarters of fiscal 2017, respectively.

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal 2017 Quarterly Results
(in Millions) (Unaudited)

Reconciliation of Water Management Net Sales to Water Management Net Sales Excluding RHF:

	Fiscal 2017
	Q1	Q2	Q3	Q4	Total
Water Management net sales, as reported	$208.1	$204.1	$181.5	$189.8	$783.5
Less RHF net sales (1)	(6.5)	(5.5)	(2.4)	(0.3)	(14.7)
Water Management net sales, as adjusted (1)	$201.6	$198.6	$179.1	$189.5	$768.8

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform. To improve the comparability of historical and prospective financial information, this supplementary schedule presents pro forma Water Management net sales that has been adjusted to exclude the RHF product line.